EXHIBIT 99.1

Sirna Therapeutics’ First IND Filing Applies Novel RNAi Therapy to the Treatment of

Age-Related Macular Degeneration

BOULDER, Colo., Sept. 7 /PRNewswire-FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that the Company has filed an Investigational New Drug (IND) application with the U.S. Food & Drug Administration to begin trials of Sirna-027 in patients with age-related macular degeneration (AMD), the leading cause of visual impairment affecting more than 1.5 million adults over the age of 50 in the United States. The filing of the IND is an important milestone for Sirna Therapeutics, the leader in RNA interference (RNAi) drug development, and it marks a significant next step in the company’s plan to transition its platform RNAi technology from the research lab to patients.

Sirna-027 is a chemically modified short interfering RNA (siRNA) targeting Vascular Endothelial Growth Factor Receptor-1 (VEGFR-1). VEGFR-1 is a key component of the clinically validated vascular endothelial growth factor (VEGF) pathway. VEGFR-1 is found primarily on vascular endothelial cells and is stimulated by both VEGF and placental growth factor (PlGF), resulting in the growth of new blood vessels. By targeting VEGFR-1, Sirna-027 is designed to shut down activation of pathologic angiogenesis initiated by both VEGF and PlGF.

Dr. Roberto Guerciolini, Senior Vice President of Development and Chief Medical Officer at Sirna Therapeutics, commented, “This will be the first trial to assess a direct method of treating AMD by targeting VEGFR-1, which we consider a crucial component of the pathologic cascade. I am very excited about the trial and hope that this will lead to further studies to address a disease that is seriously debilitating and still not adequately addressed by the current treatment options.”

Howard W. Robin, Sirna’s President and Chief Executive Officer, said, “The filing of this IND is a major achievement for the company. By applying our expertise in the chemistry, biology and pharmacology of nucleic acids, Sirna is able to bring the first chemically and pharmacokinetically optimized siRNA to the clinical trial stage of development. Pending FDA review, we will be ready to initiate patient enrollment later this year, advancing our efforts in collaboration with key opinion leaders and research institutions in the treatment of AMD. We hope to provide a novel and effective therapy for people affected by AMD, a serious debilitating disease. Based on our projected timeline for the study, we anticipate completing the trial and having preliminary results by the third quarter of 2005.”

Sirna’s Phase I clinical trial is expected to be coordinated by the Wilmer Eye Institute, Johns Hopkins Hospital School of Medicine, where the group led by Dr. Peter Campochiaro, Professor of Ophthalmology and Neuroscience, participated in the pre-clinical work on the effects of Sirna-027 in animal models. The trial is an open-label, dose-escalation study enrolling patients with the “wet” form of AMD. Wet AMD is characterized by the growth of abnormal retinal blood vessels that leak blood or fluid, causing rapid and severe central vision loss. The trial is designed to measure the safety, tolerability and biological activity of Sirna-027 following a single intravitreal injection.

About AMD

Age-related macular degeneration (AMD) is an eye disease that destroys central vision by damaging the macula. The macula is part of the retina, a thin layer of nerve cells that lines most of the inside of the eye. Nerve cells in the retina detect light and send signals to the brain about what the eye sees. The macula, near the center of the retina at the back of the eye, provides the clear, sharp, central vision that is used to focus on objects that are in front of the eye. The rest of the retina provides side (peripheral) vision. Because AMD does not affect side vision, it does not lead to total blindness.

AMD affects about 9% of people in the U.S. over the age of 40. After 50, it occurs with increasing frequency as people age. About 25% of people between 65 and 74 are affected and about 28% of people 75 and older.

There are two types of AMD. Either type may affect one or both eyes. Dry age-related macular degeneration, the most common form, does not usually cause sever vision loss. Wet age-related macular degeneration is much less common, but can damage the macula quickly causing permanent damage. Wet AMD, also called exudative AMD, often develops in areas where dry AMD exists. Vision loss from both wet and dry AMD is caused by damage to the nerve cells in the macula and the cause of each condition is unknown.

The main symptom of macular degeneration is dim or fuzzy central vision. Objects may appear distorted or smaller then they really are, and straight lines may appear wavy or curved. Patients may develop a blank or blind spot in their central field of vision.

There is no cure or treatment for dry AMD at this time. Wet AMD can sometimes be treated with laser surgery or photodynamic therapy (PDT). However, not all cases of wet AMD can be treated, and in cases that can be treated, treatment will not restore vision, it can only slow down or delay further damage to central vision.

About RNA Interference

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis, cancer and diseases of the central nervous system. Sirna has filed an IND for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix, and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the company’s web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Sirna Contact: Howard W. Robin, President & CEO, Sirna Therapeutics, Inc.,

303-449-6500

Media Contact: Justin Jackson; Investor Contact: Aline Schimmel,

Burns McClellan, Inc., 212-213-0006